EXHIBIT 11.1

        24/7 MEDIA, INC.

CALCULATION OF NET LOSS PER SHARE
          (Unaudited)

                                     Three Months Ended June 30, 1999  Six Months Ended June 30, 1999,
                                     --------------------------------  -------------------------------
                                           1999            1998              1999            1998
                                     --------------    --------------  --------------    -------------
Net Loss                               $ (7,163,000)   $ (9,961,000)     $(14,407,000)   $(12,373,000)
                                       ------------    ------------      ------------    ------------

Cumulative Dividends on Mandatorily
     Convertible Preferred Stock                 --        (152,000)               --        (186,000)
                                       ------------    ------------      ------------    ------------

Net Loss Attributable to Common
     Stockholders                      $ (7,163,000)   $(10,113,000)     $(14,407,000)   $(12,559,000)
                                       ============    ============      ============    ============

Total weighted average
     common shares outstanding           19,360,778       8,607,872        18,053,643       6,217,004
                                       ============    ============      ============    ============

Basic and diluted net loss per share   $      (0.37)   $      (1.17)     $      (0.80)   $      (2.02)
                                       ============    ============      ============    ============